Exhibit 99.1

For immediate release

Endeavour Names
Executive Vice President of Operations

Houston, September 30, 2008 —Endeavour International Corporation (Amex: END) (LSE: ENDV) today announced that Carl D. Grenz has joined the company as executive vice president of operations.

“With the increasing number of new business development and venture opportunities, a larger production base and expanding drilling and development activities, it was time to expand our executive team to meet the demands of our bigger business,” said William L. Transier, chairman and chief executive officer. We are excited to have someone with Carl’s operational background, knowledge and experience in the North Sea.”

Grenz brings 33 years of experience in the oil and gas industry to Endeavour. Previously he was chief of global production for BHP Billiton. He served in a number of management and technical positions during his 18 years with the company, most recently as operations management of the Liverpool Bay Development and vice president of operations in Trinidad and Tobago in the West Indies. He was also involved in production operations in deepwater Gulf of Mexico. Grenz began his career with Shell UK Exploration and Production as an electrical engineer and in production management. He spent seven years with Hamilton Oil prior to its acquisition by BHP Billiton. The majority of his career has been focused in the North Sea where he managed the design, construction and commissioning activities of offshore and onshore developments and ongoing production operations. He also holds a master of business administration degree from London Business School.

Bruce H. Stover, who led both operations and business development and new venture activities since 2004, will continue in an expanded role as executive vice president of business development and new ventures.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit http://www.endeavourcorp.com.

For further information:

Endeavour Investors
William L. Transier	+44 (0) 207-451-2360

Tristone Capital – UK Broker
Majid Shafiq	+44 (0) 207 355 5800
Pelhampr – UK Media Philip Dennis	+44 (0) 207 743 6363

Mark Antelme            +44 (0) 203 178 6242